EXHIBIT 21.1

Triangle Petroleum Corporation

List of Subsidiaries

EXACT NAME OF SUBSIDIARY AS SPECIFIED IN ITS CHARTER	STATE OR COUNTRY OF INCORPORATION OR ORGANIZATION

Triangle USA Petroleum Corporation	Colorado

RockPile Energy Services, LLC	Delaware